CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Advisor Managed Portfolios on Form N‐14 of our report dated November 29, 2023, relating to the financial statements and financial highlights of Miller Income Fund, formerly a series of Trust for Advised Portfolios, for the year ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights Summary”, “Other Service Providers”, “Experts”, “Financial Highlights”, “Portfolio Holdings Policy”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Information Statement/Prospectus.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania December 21, 2023

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board